Exhibit 10.1

PERVASIVE SOFTWARE INC. 1997 STOCK INCENTIVE PLAN:

NOTICE OF RESTRICTED STOCK AWARD

You have been granted restricted shares of Common Stock of Pervasive Software Inc. (the “Corporation”) on the following terms:

Name of Recipient:

Total Number of Shares Granted:

Fair Market Value per Share:	$

Total Fair Market Value of Award:	$

Date of Grant:	, 200

Vesting Commencement Date:	, 200

Vesting Schedule:	Except as otherwise provided in the Restricted Stock Agreement, the shares granted will vest in full upon the third anniversary of the grant date.

By your signature and the signature of the Corporation’s representative below, you and the Corporation agree that these shares are granted under and governed by the terms and conditions of the 1997 Stock Incentive Plan (the “Plan”) and also the Restricted Stock Agreement which is attached to and made a part of this document.

RECIPIENT:	PERVASIVE SOFTWARE INC.

By:

Title:
Print Name

PERVASIVE SOFTWARE INC.

1997 STOCK INCENTIVE PLAN:

RESTRICTED STOCK AGREEMENT

Payment for Shares	Payment of at least par value is required for the shares you receive.

Vesting	The shares will vest in full upon the third anniversary of the grant date, as shown in the Notice of Restricted Stock Award. In addition, the shares vest if the following events occur:

•      If the Corporation is subject to a “Corporate Transaction” or “Change in Control” (as defined in the Plan) while you are an employee, consultant or director of the Corporation, you will vest in all of the shares unless the Corporation assigns its right to acquire Restricted Shares (as defined below) to the acquiring company. In addition, if your employment or service is Involuntarily Terminated (as defined in the Plan) following the Corporate Transaction or Change in Control then your vesting in the shares will accelerate and be measured in six month increments so that you would become vested in and entitled to receive that number of shares of Restricted Stock as if you had been in service as of the end of the next six month increment from the date of Involuntary Termination (rounded down to the nearest whole share) (for illustrative purposes only, assume (A) in the event you are subject to an Involuntary Termination following a Change of Control nine months following the date of grant, then vesting would accelerate as if you had been in service as of twelve months following the grant, (B) in the event you are subject to an Involuntary Termination following a Change of Control sixteen months following the date of grant, then vesting would accelerate as if you had been in service as of eighteen months following the grant).

•      In the event of a Voluntary Termination (as defined in the Plan) prior to the third anniversary of the grant date, you will not receive any acceleration of vesting and you will not be entitled to receive any of the shares.

•      In the event of an Involuntary Termination (and a Change of Control or Corporate Transaction has not occurred) prior to the third anniversary of the grant date, you will receive acceleration of vesting of that number of shares equal to the quotient of (A) product of either (1) 1/3 of the total shares granted if Involuntary

Termination occurs after the first day of the thirteenth month following the grant date but prior to the last day of the twenty-fourth month following the grant date or (2) 2/3 of the total shares granted if Involuntary Termination occurs after the first day of the twenty-fifth month following the grant date but prior to the third anniversary of the grant date multiplied by the difference between the 20 day average closing price of one share of Company common stock (the “Average Closing Price”) on the date of grant and the Average Closing Price on the date of Involuntary Termination divided by (B) the Average Closing Price on the date of Involuntary Termination (rounded down to the nearest whole number) (For illustrative purposes, assuming you were originally granted 100 shares and are Involuntarily Terminated during the thirtieth month following the grant date, the Average Closing Price on the grant of date is $4.00 and the Average Closing Price on the date of Involuntary Termination is $6.00, then the following formula shall apply: 66.7 shares multiplied by $2.00 equals $133.40 which is then divided by $6.00 for a total number of vested shares of 22 (rounded down to the nearest whole number).

Except as provided above, no additional shares vest after your service as an employee, consultant or director of the Corporation or a parent or subsidiary of the Corporation has terminated for any reason.

Shares Restricted	Unvested shares will be considered “Restricted Shares.” You may not sell, transfer, pledge or otherwise dispose of any Restricted Shares, except as provided in the next sentence. With the consent of the Compensation Committee of the Corporation’s Board of Directors, you may transfer Restricted Shares to your spouse, children or grandchildren or to a trust established by you for the benefit of yourself or your spouse, children or grandchildren. A transferee of Restricted Shares must agree in writing on a form prescribed by the Corporation to be bound by all provisions of this Agreement.

Forfeiture	If your service as an employee, consultant or director of the Corporation or a parent or subsidiary of the Corporation terminates for any reason, then your shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the Restricted Shares will immediately revert to the Corporation. You hereby appoint the Corporation, or any escrow agent the Corporation may appoint, with full power of substitution, as your true and lawful attorney-in-fact with irrevocable power and authority in your name and on your behalf to take any action and execute all documents and instruments, including without limitation, stock powers which may be necessary to transfer the stock certificate or certificates evidencing such Restricted Shares to the Corporation upon the forfeiture of such shares. You will receive no payment for Restricted Shares that are forfeited.

The Corporation determines when your service terminates for this purpose.

Leaves of Absence	For purposes of this award, your service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Corporation in writing. You do not vest during a leave of absence unless crediting of service is required by the terms of the leave or by applicable law. Your service terminates when the approved leave ends, unless you immediately return to active work.

Market Stand-off	In connection with any underwritten public offering by the Corporation of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, including the Corporation’s initial public offering, you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any of the Shares acquired under this Agreement without the prior written consent of the Corporation or its underwriters. The Market Stand-Off shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Corporation or such underwriters. In no event, however, shall such period exceed 180 days following any underwritten offering and in no event shall the Market Stand-Off continue more than two years after the date of the Corporation’s initial public offering. The Corporation will not transfer and will instruct its agents not to transfer the shares acquired under this Agreement until the end of the applicable stand-off period. The Corporation’s underwriters shall be beneficiaries of this Market Stand-Off agreement.

Stock Certificates	Your Restricted Shares will be held for you by the Corporation. The Corporation may deposit the certificate or certificates evidencing such Restricted Shares with an escrow agent designated by the Corporation. After shares have vested, a stock certificate for those shares will be released to you.

Voting Rights	You may vote your shares even before they vest.

Withholding Taxes	No stock certificates will be released to you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of this award or the vesting of the shares. These arrangements may include withholding shares of Corporation stock that otherwise would be released to you when they vest. The Corporation, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit you to satisfy such tax withholding obligation, in whole or in part (without limitation) by (a) paying cash, (b) electing to have the Corporation withhold otherwise deliverable shares having a fair market value equal to the minimum amount required to be withheld, (c) delivering to the Corporation already vested and owned shares having a fair market value equal to the amount required to be withheld, or (d) through any other lawful manner, including if permitted, the sale of a sufficient number of such shares otherwise deliverable to you through such means as the Corporation may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld.

Restrictions on Resale	By signing this Agreement, you agree not to sell any shares at a time when applicable laws or Corporation policies prohibit a sale. This restriction will apply as long as you are an employee, consultant or director of the Corporation or a parent or subsidiary of the Corporation.

No Employment or Service Contract	Your award or this Agreement does not give you the right to continue to be employed or retained by the Corporation in any capacity for any period. Your award or this Agreement does not restrict in any way your rights or the rights of the Corporation to terminate your service at any time for any reason, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Corporation stock, the number of Restricted Shares that remain subject to forfeiture will be adjusted accordingly and any new, substituted or additional securities which are by reason of such change distributed with respect to any Restricted Shares shall immediately be subject to the Market Stand-Off.

Rights as Stockholder	You will not have any of the rights or privileges of a stockholder of the Corporation in respect of any shares deliverable hereunder unless and until certificates representing such shares will have been issued, recorded on the records of the Corporation or its transfer agent or registrars, and delivered to you or any escrow agent appointed by the Corporation. After such issuance, recordation and delivery, you will have all the rights of a stockholder of the Corporation with respect to voting such shares and receipt of dividends and distributions on such shares.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements

The text of the 1997 Stock Incentive Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Corporation regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE

TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

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